UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
May 19, 2014

EXTREME NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

145 Rio Robles
San Jose, California 95134

(Address of principal executive offices)

Registrant's telephone number, including area code:
(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
As previously announced on May 6, 2014, John Kurtzweil will no longer serve as Senior Vice President and Chief Financial Officer of Extreme Networks, Inc. (the "Company"), effective June 1, 2014. On May 19, 2014, the Company and Mr. Kurtzweil entered into a Separation and Transition Agreement and General Release of Claims (the "Separation and Transition Agreement"), under which Mr. Kurtzweil will no longer serve as Senior Vice President and Chief Financial Officer effective June 1, 2014 but will remain an employee of the Company as Special Assistant to the CEO supporting the Company until September 30, 2014, at which time Mr. Kurtzweil’s employment with the Company will cease (the "Separation Date"). Under the Separation and Transition Agreement, Mr. Kurtzweil is entitled to a lump sum cash payment of $385,000 plus twelve months of COBRA premiums plus any bonus earned up to and including the Separation Date. The foregoing description of the Separation and Transition Agreement is qualified in its entirety by reference to the full text of the Separation and Transition Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

As previously announced on May 6, 2014, Christopher Crowell's last day of employment as Chief Operating Officer of the Company, was May 6, 2014. On May 21, 2014, the Company and Mr. Crowell entered into a Separation Agreement and General Release of Claims (the "Separation Agreement"), under which Mr. Crowell is entitled to a lump sum cash payment of $450,000, the pro rata portion of his target bonus through the Separation Date of $223,900, acceleration of twelve months of vesting of any currently outstanding equity awards other than performance options, and twelve months of COBRA premiums. The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

10.1	Separation and Transition Agreement and General Release of Claims, dated May 19, 2014, by and between Extreme Networks, Inc. and John Kurtzweil.

10.2	Separation Agreement and General Release of Claims, dated May 21, 2014, by and between Extreme Networks, Inc. and Christopher Crowell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 23, 2014

EXTREME NETWORKS, INC.

By:	/s/ ALLISON AMADIA
Allison Amadia
Vice President, General Counsel, and Corporate Secretary